EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Third Quarter 2024 Financial Results

Soquelitinib Atopic Dermatitis Phase 1 Clinical Trial Enrolling Patients in Second Dosing Cohort

Interim Data from Atopic Dermatitis Trial Expected to be Announced December 2024

Registration Phase 3 Clinical Trial of Soquelitinib in Peripheral T Cell Lymphoma (PTCL) Enrolling with Multiple Clinical Sites Open

Conference call today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., Nov. 12, 2024 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Corvus or the Company) (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the third quarter ended September 30, 2024.

“There is strong interest from clinicians and patients in both of our clinical programs for soquelitinib – the registration Phase 3 clinical trial in PTCL and the Phase 1 clinical trial in atopic dermatitis – and we are pleased with ongoing enrollment in these trials,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “ITK inhibition offers a novel mechanism of action that inhibits multiple parallel signaling pathways that modulate T cell function and immunity, giving it broad potential across a range of indications in oncology and immune disease. Its clinical potential has already been demonstrated in PTCL and we look forward to presenting interim data from our Phase 1 clinical trial in atopic dermatitis in December. We are excited for the potential of ITK inhibition to provide a new oral treatment option for atopic dermatitis, with the potential for improved efficacy, and with a more convenient and tolerable profile than biologics.”

Business Update and Strategy

Prioritized Program: Soquelitinib (Corvus’ selective ITK inhibitor)

Soquelitinib for Immune Diseases

  Corvus continues to enroll patients at multiple clinical sites in its randomized, placebo-controlled Phase 1 clinical trial of soquelitinib in patients with moderate to severe atopic dermatitis. The trial is planned to enroll 64 patients that have failed at least one prior therapy across four different 28-day dosing regimens of soquelitinib compared to a placebo group. Patients are followed for an additional 30 days after completing the 28 day course of therapy. The endpoints include safety and improvement in the Eczema Area and Severity Index. Patients and physicians are blinded to the treatment assignment. Enrollment in the first cohort (100 mg, twice per day) has been completed and the data review committee has met and found no safety signals. The second cohort (200 mg, once-daily) is now enrolling patients.
    Corvus plans to announce interim data from the Phase 1 clinical trial in December 2024.
  In November, Corvus plans to present new preclinical data highlighting the potential of soquelitinib to prevent lung damage, inflammation and pulmonary hypertension caused by systemic sclerosis at ACR Convergence 2024, the annual meeting of the American College of Rheumatology.
  Corvus continues to advance its next-generation ITK inhibitor preclinical product candidates, which were designed to deliver precise T-cell modulation that is optimized for specific immunology indications.

Soquelitinib for T Cell Lymphoma

  Corvus continues to enroll patients in a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed PTCL at multiple sites. This randomized controlled trial is anticipated to enroll a total of 150 patients with relapsed PTCL and is evaluating soquelitinib versus physicians’ choice of either belinostat or pralatrexate. The primary endpoint of the trial is progression free survival.
  There are no FDA fully approved agents for the treatment of relapsed PTCL and the FDA has granted soquelitinib Orphan Drug Designation for the treatment of T cell lymphoma and Fast Track designation for treatment of adult patients with relapsed or refractory peripheral T cell lymphoma after at least 2 lines of systemic therapy.

Collaboration with Kidney Cancer Research Consortium: Ciforadenant (adenosine A2a receptor inhibitor)

  Corvus is collaborating with the Kidney Cancer Research Consortium in a Phase 1b/2 clinical trial evaluating ciforadenant as a potential first line therapy for metastatic renal cell cancer (RCC) in combination with ipilimumab (anti-CTLA-4) and nivolumab (anti-PD-1). The efficacy endpoint for the trial is deep response rate, defined as CR plus PRs of greater than 50% tumor volume reduction. The clinical trial is expected to enroll up to 60 patients and as of September 30, 2024, a total of 46 patients were enrolled in the trial. The protocol defined, interim pre-specified statistical threshold for efficacy is a 50% increase above the 32% deep response rate seen with previous ipilimumab/nivolumab combination trials in RCC conducted by investigators at the Kidney Cancer Research Consortium. The analysis of the clinical trial continues to meet the threshold for efficacy and therefore enrollment continues. Along with our partners at the Kidney Cancer Research Consortium, we have decided to continue our follow-up of patients on the trial before presenting the data. Therefore, we will not be presenting this data at the GU Malignancy conference taking place in late November and will instead target a presentation sometime in 2025.
  The Phase 1b/2 clinical trial in patients with metastatic RCC is supported by data presented in November at the Society for Immunotherapy of Cancer (SITC) 39th Annual Meeting highlighting the potential of ciforadenant to overcome immunotherapy resistance in metastatic castration resistant prostate cancer.

Financial Results

As of September 30, 2024, Corvus had cash, cash equivalents and marketable securities of $41.7 million as compared to $27.1 million as of December 31, 2023. In October 2024, a holder of 1,677,220 common stock warrants early exercised all of their warrants resulting in cash proceeds of approximately $5.9 million. Corvus expects full year 2024 net cash used in operating activities to be between approximately $25 million and $26 million, resulting in a projected cash balance of between approximately $38 million and $39 million at December 31, 2024. Based on its current plans, Corvus expects its cash to fund operations into 2026.

Research and development expenses for the three months ended September 30, 2024 totaled $5.2 million compared to $4.0 million for the same period in 2023. The increase of approximately $1.2 million was primarily due to higher clinical trial costs associated with the development of soquelitinib.

The net loss for the three months ended September 30, 2024 was $40.2 million compared to a net loss of $6.0 million for the same period in 2023. Total stock compensation expense for the three months ended September 30, 2024 was $0.7 million compared to $0.5 million for the same period in 2023 and the non-cash loss from Corvus’ equity method investment in Angel Pharmaceuticals was $0.7 million for the three months ended September 30, 2024 compared to a loss of $0.9 million for the same period in 2023. In addition, the Company recorded a non-cash loss of $32.8 million related to an increase in the fair value of its warrant liability during the three months ended September 30, 2024 due an increase in the Company’s stock price from $1.82 at June 30, 2024 to $5.28 at September 30, 2024. The Company issued approximately 17.1 million common stock warrants in its May 2024 registered direct offering with an exercise price of $3.50 per common stock warrant. After the October 2024 early exercise of 1,677,220 common stock warrants, approximately 15.4 million common stock warrants remain outstanding. The common stock warrants expire on June 30, 2025.

Conference Call Details
Corvus will host a conference call and webcast today, Tuesday, November 12, 2024, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the third quarter 2024 financial results. The conference call can be accessed by dialing 1- 800-717-1738 (toll-free domestic) or 1- 646-307-1865 (international) or by clicking on this link for instant telephone access to the event. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus’ website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of cancer and immune diseases. The Company’s lead product candidate is soquelitinib, an investigational, oral, small molecule drug that selectively inhibits ITK. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com.

About Soquelitinib
Soquelitinib (formerly CPI-818) is an investigational small molecule drug given orally designed to selectively inhibit ITK (interleukin-2-inducible T cell kinase), an enzyme that is expressed predominantly in T cells and plays a role in T cell and natural killer (NK) cell immune function. Based on interim results from a Phase 1/1b clinical trial in patients with refractory T cell lymphomas, which demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, the Company initiated a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed PTCL. Soquelitinib also is now being investigated in a randomized placebo controlled phase 1 clinical trial in patients with atopic dermatitis. The immunologic effects of soquelitinib lead to what is known as Th1 skewing and inhibition of Th2 and Th17 cells. Research on soquelitinib’s mechanism of action suggests that it has the potential to control differentiation of normal T helper cells and enhance immune responses to tumors by augmenting the generation of cytotoxic killer T cells and the production of cytokines that inhibit cancer cell survival. Soquelitinib has also been shown to prevent T cell exhaustion, a major limitation of current immunotherapy and CAR-T therapies. Soquelitinib has been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of both Th2 and Th17 cells and production of their secreted cytokines. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 and Th17 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with cancers, including solid tumors, and in patients with autoimmune and allergic diseases.

About Peripheral T Cell Lymphoma
Peripheral T cell lymphoma is a heterogeneous group of malignancies accounting for about 10% of non-Hodgkin’s lymphomas (NHL) in Western populations, reaching 20% to 25% of NHL in some parts of Asia and South America. The most common subtypes are PTCL-not otherwise specified (PTCL-NOS) and T follicular helper cell lymphoma. First line treatment for these diseases is typically combination chemotherapy, however, approximately 75% of patients either do not respond or relapse within the first two years. Patients in relapse are treated with various chemotherapy agents but have poor overall outcomes with median progression-free survival in the three to four month range and overall median survival of six to 12 months. There are no approved drugs in relapsed PTCL based on randomized trials.

PTCL is a disease of mature helper T cells that express ITK, often containing numerous genetic mutations and frequently associated with viral infection. Most often the malignant cells of PTCL express a Th2 phenotype.

About Atopic Dermatitis
Atopic dermatitis, also called eczema, is a chronic disease that can cause inflammation, redness, scaly patches, blisters and irritation of the skin. It affects up to 20% of children and up to 10% of adults, and treatments include topical therapies, oral therapies and systemic injectable biologic therapies. It is frequently associated with other allergic disorders such as food allergies and asthma. Atopic dermatitis, like asthma and allergy, involves the participation of Th2 lymphocytes which secrete cytokines that result in inflammation. Soquelitinib has been shown in preclinical studies to inhibit cytokine production from Th2 lymphocytes.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine to immune cells present in the tumor microenvironment. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2a receptor present on immune cells and block their activity. Ciforadenant has been shown to block the immunosuppressive effects of myeloid cells present in tumors and preclinical studies published in 2018 demonstrated synergy with combinations of anti PD1 and anti-CTLA4 antibodies.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1b/2 clinical trial in patients with advanced head and neck cancers and in patients with NSCLC that have failed chemotherapy and anti-PD(L)1 therapy. It is postulated that the activation of B cells will enhance immunity within the tumors of these patients, leading to improved clinical outcomes.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with U.S.-based Corvus and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – soquelitinib, ciforadenant and mupadolimab – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel ESOP, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of the Company’s product candidates including soquelitinib, ciforadenant and mupadolimab; the potential use of soquelitinib to treat a variety of hematological cancers and autoimmune diseases; the potential of ciforadenant to overcome immunotherapy resistance in metastatic castration resistant prostate cancer; the potential of ITK inhibition to provide a new oral treatment option for atopic dermatitis; the Company’s ability and its partners’ ability, as well as the timing thereof, to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s registrational Phase 3 clinical trial for PTCL with soquelitinib and its Phase 1 clinical trial for atopic dermatitis with soquelitinib; the timing of and the Company’s ability to launch clinical trials, including the soquelitinib Phase 1 clinical trial for solid tumors; the design of clinical trials, including the timeline for initiation, target or expected number of patients to be enrolled, expected number of sites and certain other product development milestones, including in regards to the Phase 1 clinical trial for atopic dermatitis with soquelitinib and the registrational Phase 3 clinical trial for PTCL with soquelitinib; the availability and timing of clinical and preclinical data announcements and clinical readouts, including interim data from the Phase 1 clinical trial for atopic dermatitis with soquelitinib and preclinical data highlighting the potential of soquelitinib to prevent lung damage, inflammation and pulmonary hypertension caused by systemic sclerosis; the estimated amount of net cash used in operating activities for 2024 and its ability to fund operations into 2026. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2024, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of soquelitinib and its other product candidates; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials and release data from such studies and clinical trials; the results of preclinical studies and interim data from clinical trials not being predictive of future results; the Company’s ability to enroll sufficient numbers of patients in its clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the amount of net cash used in operating activities for 2024 and cash on hand providing funding into 2026 and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the quarter ended September 30, 2024 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$5,222	$3,965	$13,411	$12,527
General and administrative	2,033	1,595	6,032	5,229
Total operating expenses	7,255	5,560	19,443	17,756
Loss from operations	(7,255)	(5,560)	(19,443)	(17,756)
Interest income and other expense, net	566	425	1,316	1,204
Change in fair value of warrant liability	(32,846)	—	(31,030)	—
Sublease income - related party	—	—	—	56
Loss from equity method investment	(682)	(865)	(1,023)	(3,880)
Net loss	$(40,217)	$(6,000)	$(50,180)	$(20,376)
Net loss per share, basic and diluted	$(0.60)	$(0.12)	$(0.86)	$(0.43)
Shares used to compute net loss per share, basic and diluted	66,701,086	48,971,246	58,513,303	47,683,792

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$41,651	$27,149
Operating lease right-of-use asset	284	1,149
Other assets	1,693	1,132
Investment in Angel Pharmaceuticals	15,187	16,123
Total assets	$58,815	$45,553
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$6,088	$5,495
Operating lease liability	354	1,374
Warrant liability	39,964	—
Stockholders' equity	12,409	38,684
Total liabilities and stockholders' equity	$58,815	$45,553

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com